Exhibit 99.2

Computershare Trust Company, N.A.
P.O. Box 43011
Providence Rhode Island 02940-3011
www.computershare.com/investor

TIME SENSITIVE INFORMATION. YOUR IMMEDIATE ATTENTION IS NECESSARY. PLEASE COMPLETE AND RETURN PROMPTLY IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS.

ELECTION FORM AND LETTER OF TRANSMITTAL

To accompany certificates, if any, of common stock, par value $0.03 per share, of Carmike Cinemas, Inc.

This Common Stock Election Form and Letter of Transmittal (the “Election Form”) is being delivered in connection with the Amended and Restated Agreement and Plan of Merger, dated July 24, 2016 (the “Merger Agreement”), by and among Carmike Cinemas, Inc. (“Carmike”), AMC Entertainment Holdings, Inc. (“AMC”) and Congress Merger Subsidiary, Inc., a wholly owned subsidiary of AMC (“Merger Sub”), pursuant to which Merger Sub will merge with and into Carmike (the “Merger”). This Election Form permits you to make an election as to the type of consideration (cash and/or AMC Class A common stock) that you wish to receive in connection with the Merger. This Election Form may be used to make an election with respect to shares of Carmike common stock that you hold, as listed below. You may receive additional Election Forms with respect to shares of Carmike common stock held by you in another manner or in another name or with respect to equity awards you hold (if any). To be effective, this Election Form must be received by Computershare, the Exchange Agent, by no later than 5:00 p.m., Eastern Daylight Time on the fifth business day prior to the closing of the merger, unless extended (the “Election Deadline”). The Election Deadline could be as early as November 30, although the Election Deadline is based on the closing of the Merger, which remains subject to various conditions, including, among other things, receipt of the requisite approval of stockholders of Carmike and the receipt of regulatory approvals as provided for in the Merger Agreement. There can be no assurance as to the timing of the closing of the Merger or as to whether the Merger will be approved by stockholders of Carmike or as to whether the required regulatory approvals will be received. With respect to certificated shares, this Election Form must be received by Computershare together with the certificate(s) representing all shares of Carmike common stock to which this Election Form relates. Any shares held beneficially, including through The Depository Trust Company, must be submitted by your broker, bank or other nominee. AMC and Carmike will publicly announce the Election Deadline and any extensions of the Election Deadline in a press release, on their websites and in a filing with the SEC.

Your Carmike Stock Certificates:

Please locate and surrender the listed certificates.

Certificate Numbers	Shares	Certificate Numbers	Shares

Complete the box(es) on the next page to make an election. The undersigned understands and acknowledges that this election is subject to the terms, conditions and limitations set forth in the Merger Agreement and this Election Form. In particular, all elections are subject to proration provisions in the Merger Agreement, which are designed to ensure that, on an aggregate basis, 70% of the outstanding shares of Carmike common stock will be converted into cash and 30% of the outstanding shares of Carmike common stock will be converted into AMC Class A common stock par value $0.01 per share. Therefore, there is no assurance that you will receive your election choices. The allocation of the consideration will be made in accordance with the allocation and proration procedures set forth in the Merger Agreement. Refer to the AMC Registration Statement on Form S-4 (Securities Act File No. 333-213802) for examples of the mechanics of these proration procedures.

If you fail to make a valid election for any reason, you will be deemed to have made a non-election and will have no control over the type of merger consideration that you receive with respect to your shares of Carmike Common Stock. The type of per share merger consideration a non-electing stockholder receives will depend on the extent to which the stock election is oversubscribed or undersubscribed, and these non-election stockholders could receive all stock, all cash or a mix of stock and cash depending on the elections that are made.

Important Additional Information Regarding the Merger

This election form may be deemed to be solicitation material in respect of the Merger. In connection with the Merger, a Registration Statement on Form S-4 (the “Registration Statement”) has been filed with the Securities and Exchange Commission (“SEC”) containing a prospectus with respect to the AMC common stock to be issued in the Merger and a proxy statement of Carmike in connection with the Merger (the “Proxy Statement/Prospectus”). The proxy statement of Carmike contained in the Proxy Statement/Prospectus replaces the definitive proxy statement which Carmike previously filed with the SEC on May 23, 2016 and mailed to its stockholders on or about May 25, 2016. Each of AMC and Carmike intends to file other documents with the SEC regarding the Merger. The definitive Proxy Statement/Prospectus was mailed to stockholders of Carmike on or about October 13, 2016 and contains important information about the Merger and related matters.

BEFORE MAKING ANY INVESTMENT OR VOTING DECISION, CARMIKE’S STOCKHOLDERS ARE URGED TO READ CAREFULLY THE DEFINITIVE PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT AMC OR CARMIKE HAS FILED OR MAY FILE WITH THE SEC IN CONNECTION WITH THE MERGER, OR WHICH ARE INCORPORATED BY REFERENCE IN THE DEFINITIVE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER.

Carmike’s stockholders may obtain, free of charge, copies of the definitive Proxy Statement/Prospectus and Registration Statement and other relevant documents filed by AMC and Carmike with the SEC, at the SEC’s website at www.sec.gov. In addition, Carmike’s stockholders may obtain free copies of the Proxy Statement/Prospectus and other relevant documents filed by Carmike with the SEC from Carmike’s website at http://www.carmikeinvestors.com/.

This communication does not constitute an offer to buy or exchange, or the solicitation of an offer to sell or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This communication is not a substitute for any prospectus, proxy statement or any other document that AMC or Carmike may file with the SEC in connection with the Merger.

A special meeting of Carmike’s stockholders of record as of September 27, 2016 has been scheduled for November 15, 2016 for purposes of obtaining Carmike stockholders’ approval of the Merger and the other transactions discussed in the Proxy Statement/Prospectus (the “Carmike Special Meeting”). Carmike has previously mailed to you, and you should have previously received, a separate package containing the definitive Proxy Statement/Prospectus (which includes a copy of the Merger Agreement as Annex A thereto) as well as a proxy card to vote your shares of Carmike common stock at the Carmike Special Meeting.

Participants in the Solicitation

This communication does not constitute a solicitation of a proxy from any stockholder with respect to the Merger. However, each of AMC, Carmike and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Carmike’s stockholders with respect to the Merger. More detailed information regarding the identity of these potential participants, and any direct or indirect interests they may have in the Merger, by security holdings or otherwise, is set forth in the Proxy Statement/Prospectus. Additional information concerning AMC’s directors and executive officers is set forth in the definitive proxy statement filed by AMC with the SEC on March 15, 2016 and in the Annual Report on Form 10-K filed by AMC with the SEC on March 8, 2016. These documents are available to Carmike stockholders free of charge from the SEC’s website at www.sec.gov and from the investor relations section of AMC’s website at amctheatres.com. Additional information concerning Carmike’s directors and executive officers and their ownership of Carmike common stock is set forth in the proxy statement for Carmike’s most recent annual meeting of stockholders, which was filed with the SEC on April 15, 2016 and in the Annual Report on Form 10 K filed by Carmike with the SEC on February 29, 2016. These documents are available to Carmike stockholders free of charge from the SEC’s website at www.sec.gov and from Carmike’s website at http://www.carmikeinvestors.com/.

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ELECTION OPTIONS

I hereby elect to receive the following as consideration for my shares of Carmike common stock, subject to proration, as set forth in the Merger Agreement (Mark only ONE box):

ALL STOCK ELECTION (1.0819 shares of AMC Class A common stock (plus cash in lieu of any fractional shares) for EACH share of Carmike common stock (the “Stock Consideration”))

☐ Mark this box to elect to make a stock election with respect to ALL of your shares of Carmike common stock.

ALL CASH ELECTION (cash having a value per share equal to $33.06 for EACH share of Carmike common stock (the “Cash Consideration”))

☐ Mark this box to elect to make a cash election with respect to ALL of your shares of Carmike common stock.

MIXED ELECTION (Stock Consideration for some of your shares of Carmike common stock and Cash Consideration for the remainder of your shares of Carmike common stock)

☐    Mark this box to elect to make a stock election with respect to a portion of your Carmike common stock (1.0819 shares of AMC Class A common stock (plus cash in lieu of any fractional shares for each such share of Carmike common stock) and a cash election with respect to the remainder of your Carmike common stock (cash having a value of $33.06 per share). Please fill in the blank to the right to designate the number of whole shares of Carmike common stock that you want converted into the right to receive Stock Consideration. If you designate a number of shares greater than the total number of shares listed on the first page of this Election Form, you will be deemed to have made an ALL STOCK ELECTION.

NO ELECTION (No preference with respect to the receipt of AMC Class A common stock, cash or a combination of stock and cash)

☐ Mark this box to make no election with respect to your shares of Carmike common stock.

You will be deemed to have made a “NO ELECTION” if:

A.	You fail to follow the instructions on the Election Form or otherwise fail to properly make an election;

B.	A properly completed Election Form together with your stock certificate(s), if any, or a properly completed Notice of Guaranteed Delivery, is not actually received by the Exchange Agent on or before the Election Deadline;

C.	You properly and timely revoke a prior election without making a new election; or

D.	You check the “No Election” box above.

IMPORTANT: Because AMC will pay a fixed amount of cash and issue a fixed number of shares of AMC Class A common stock as part of the consideration, the aggregate value of the consideration you receive may depend in part on the price per share on the NYSE of AMC Class A common stock at the time the merger is completed. In particular, if you receive Stock Consideration, the value of AMC Class A common stock cannot be determined until the date the Merger is completed. Therefore, the value of the consideration when received may be different than its estimated value at the time you make your election. The tax consequences of the Merger to you will depend on whether you receive AMC Class A common stock, cash, or a combination of both for your Carmike common stock. You should consult your personal tax advisor before making an election.

The undersigned represents and warrants that the undersigned has full power and authority to submit, sell, assign and transfer the above described shares of Carmike common stock and that when accepted for exchange by AMC, AMC will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances. The undersigned irrevocably constitutes and appoints the Exchange Agent as the true and lawful agent and attorney-in-fact of the undersigned with full power of substitution to exchange shares of Carmike common stock, including any certificates representing such shares together with accompanying evidence of transfer and authenticity, for shares of AMC Class A common stock or cash, as set forth under “Election Procedures” in the Merger Agreement. Delivery of any enclosed certificate(s) shall be effected, and the risk of loss and title to such certificate(s) shall pass, only upon proper delivery thereof to the Exchange Agent. All authority herein conferred shall survive the death or incapacity of, and any obligation of the undersigned hereunder shall be binding on the heirs, personal representatives, successors and assigns of, the undersigned.

SIGNATURE(S) REQUIRED. Signature of Registered Holder(s) or Agent

Must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate(s) or the electronic book-entry account. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation, or other person acting in a fiduciary or representative capacity, please set forth full title. See Instructions B.1 and B.2.

Signature of owner	Signature of co-owner, if any
Area Code/Phone Number

MEDALLION SIGNATURE(S) GUARANTEED (IF REQUIRED) See Instructions B.6 and B.7.

Required only if Special Payment and Delivery Form is completed.

Authorized Signature
Name of Firm

Address of Firm – Please Print

SPECIAL PAYMENT AND DELIVERY FORM

The consideration for your shares of Carmike common stock will be issued in the name and address provided on the Election Form unless instructions are given in the boxes below.

Special Payment and Issuance Instructions

(See Instructions B.1, B.2, and B.6)

To be completed ONLY if the consideration is to be issued in the name of someone other than the current registered holder(s) as stated on the front page of the Election Form.

Name(s):
(Please Print)

Address:

Telephone Number:

Special Delivery Instructions

(See Instruction B.2 and B.4)

To be completed ONLY if the consideration is to be delivered to someone other than the current registered holder(s) or delivered to an address that is different than the address listed on the front page of the Election Form.

Name(s):
(Please Print)

Address:

Telephone Number:

Also: Sign and provide your tax ID number on the Substitute Form W-9 provided herein or complete the appropriate Internal Revenue Service Form W-8, as applicable.

INSTRUCTIONS

A.	Special Conditions

1.	Time in which to Make an Election. To be effective, a properly completed Common Stock Election Form and Letter of Transmittal (an “Election Form”) must be received by Computershare, the Exchange Agent, no later than 5:00 p.m., Eastern Daylight Time, on the fifth business day prior to the closing of the merger, unless extended (the “Election Deadline”), The Election Deadline could be as early as November 30, although the Election Deadline is based on the closing of the Merger, which remains subject to various conditions, including, among other things, receipt of the requisite approval of stockholders of Carmike and the receipt of regulatory approvals as provided for in the Merger Agreement. There can be no assurance as to the timing of the closing of the Merger or as to whether the Merger will be approved by stockholders of Carmike or as to whether the required regulatory approvals will be received. AMC and Carmike will publicly announce the Election Deadline and any extensions of the Election Deadline in a press release, on their websites and in a filing with the SEC. Holders of shares of Carmike common stock who hold such shares in certificated form must also include with their completed Election Form the certificate(s) representing all their shares of Carmike common stock to which the Election Form relates. Holders of shares of Carmike common stock who hold such shares in electronic, book-entry form do not need to include any certificate(s) and simply need to return the completed Election Form. Holders of Carmike common stock who do not properly and timely make an election as provided in the preceding sentences or who properly and timely revoke a prior election will be considered a Non-Electing Stockholder. See Instruction A.7 below. You understand and acknowledge that you will not receive the merger consideration unless and until the Merger is complete and the Exchange Agent has received from you all necessary documentation.

2.	Certificates and Shares held by the Exchange Agent. The Election Form will indicate the number of shares you hold either in certificated form or in electronic, book-entry form.

3.	Election Options. On page 3 of the Election Form, under “Election Options,” indicate whether you would like to receive in exchange for your shares of Carmike common stock, (i) only shares of AMC Class A common stock, (ii) only cash, (iii) a combination of AMC Class A common stock and cash, or (iv) “No Election.” Mark only one box. The Merger Agreement limits the amount of cash and the amount of AMC Class A common stock that can be issued in the Merger, and it thus may not be possible for all elections to be honored in full.

4.	Change or Revocation of Election. A holder of shares of Carmike common stock who has made an election may at any time prior to the Election Deadline change such election by submitting to the Exchange Agent a revised Election Form, properly completed and signed, that is received by the Exchange Agent prior to the Election Deadline.

5.	Joint Forms of Election. Holders of shares of Carmike common stock who make a joint election will be considered to be a single holder of such shares. An Election Form including such a joint election (“Joint Election Form”) may be submitted only by persons submitting certificates registered in different forms of the same name (e.g., “John Smith” on one certificate and “J. Smith” on another) and by persons who may be considered to own each other’s shares by reason of the ownership attribution rules contained in Section 318(a) of the Internal Revenue Code of 1986, as amended. If the Election Form is submitted as a Joint Election Form, each record holder of shares of Carmike common stock covered thereby must properly sign the Election Form in accordance with Instruction B.1, attaching additional sheets if necessary. The signatures of such holders will be deemed to constitute a certification that the persons submitting a Joint Election Form are eligible to do so.

6.	Forms of Election for Nominees. Any record holder of shares of Carmike common stock who is a nominee may submit one or more Election Forms, indicating on the form or forms a combination of elections covering up to the aggregate number of shares of Carmike common stock owned by such record holder. However, upon the request of AMC, any such record holder will be required to certify to the satisfaction of AMC that such record holder holds such shares of Carmike common stock as nominee for the beneficial owners of such shares. Each beneficial owner for whom such an Election Form is so submitted will be treated as a separate stockholder of Carmike for purposes of allocation of AMC common stock and cash payments to be issued upon consummation of the Merger.

7.

Shares as to Which No Election is Made. Holders of shares of Carmike common stock who mark the “No Election” box on the Election Form, or who fail to submit a properly completed Election Form together with any certificate(s) representing their shares of Carmike common stock by the Election Deadline, or who revoke their previously submitted Election Form and fail to submit a properly completed Election Form together with any certificate(s) representing their shares of Carmike common stock (each of the foregoing, a “Non-Electing Stockholder”), shall have their shares of Carmike common stock converted into the right to receive (i) 1.0819 of a share of AMC Class A common stock for each share of Carmike common stock, plus cash in lieu of any fractional shares, (ii) a per share cash payment of $33.06 or (iii) a combination of cash and AMC Class A common stock. In addition, a holder who does not make an election for all of his or her shares will be deemed to be a Non-Electing Stockholder with respect to those shares for which an election is not made, and will be entitled to receive Stock Consideration and Cash Consideration as determined in accordance with the allocation and proration procedures set forth in the Merger Agreement. If you fail to make a valid election for any reason, you will be deemed to be a Non-Electing Stockholder and will have no control over the type of merger consideration that you receive with respect to your shares of Carmike Common Stock. The type of per share merger consideration a Non-Electing Stockholder receives will depend on the extent to which the stock election is oversubscribed or undersubscribed, and these non-election stockholders could receive all stock, all cash or a mix of stock and cash depending on the elections that are made.

8.	Termination of Merger Agreement. In the event of termination of the Merger Agreement, the Exchange Agent will promptly return certificates representing the Carmike common stock after being notified of such termination by AMC or Carmike. In such event, shares of Carmike common stock held through nominees are expected to be available for sale or transfer promptly following the termination of the Merger Agreement. Certificates representing shares of Carmike common stock held directly by Carmike stockholders will be returned by registered mail.

9.	Method of Delivery. Your election materials may be sent to the Exchange Agent at one of the addresses provided below. Please ensure sufficient time so that the election materials are actually received by the Exchange Agent on or prior to the Election Deadline.

If delivering by U.S. mail:	If delivering by courier:
Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions	c/o Voluntary Corporation Actions
P.O. Box 43011	250 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021

By signing and delivering this Election Form and surrendering the certificate(s) of Carmike common stock herewith delivered to the Exchange Agent, the undersigned hereby forever waives any and all rights of appraisal and any dissenters’ rights to which the undersigned may have been entitled pursuant to Section 262 of the Delaware General Corporation Law with respect to the transactions contemplated by the Merger Agreement and withdraws any and all written objections to the transactions contemplated thereby and/or demands for appraisal, if any, with respect to the shares of Carmike common stock.

Do not send your election materials to AMC, Carmike or Georgeson Inc. in its capacity as the Information Agent, because they will not be forwarded to the Exchange Agent, and your election will be invalid. The method of delivery is at the option and risk of the electing stockholder. Registered mail, appropriately insured, with return receipt requested, is suggested. Delivery shall be effected, and risk of loss and title will pass, only upon proper delivery of the certificate(s) to the Exchange Agent.

B.	General

1.	Signatures. The signature (or signatures, in the case of certificates owned by two or more joint holders of certificates for which a Joint Election Form is submitted) on the Election Form must correspond exactly with the name(s) as written on the face of the certificate(s) or book-entry account unless the shares of Carmike common stock described on this Election Form have been assigned by the registered holder(s), in which event the Election Form must be signed in exactly the same form as the name of the last transferee indicated on the transfer attached to or endorsed on the certificate(s) or book-entry account. If the Election Form is signed by a person other than the registered owner of the certificate(s) listed, the certificate(s) must be endorsed or accompanied by appropriate stock power(s), in either case signed by the registered owner(s) in the name(s) that appear on the certificate(s), and the signature(s) appearing on such endorsement(s) or stock power(s) and on the Election Form must be guaranteed by an Eligible Institution (as defined in B.6 below). If the Election Form is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or by any others acting in a representative or fiduciary capacity, the person signing, unless he or she is the registered owner, must give such person’s full title in such capacity, and appropriate evidence of authority to act in such capacity must be forwarded to the Exchange Agent with the Election Form. The certificate(s) may be surrendered by a firm acting as agent for the registered holder(s) if such firm is a member of a registered National Securities Exchange or of the FINRA or is a commercial bank or trust company in the United States.

2.	Special Payment and Issuance Instructions. If checks are to be payable or shares of AMC Class A common stock are to be issued to the order of or registered in other than exactly the name(s) that appears(s) on the Election Form, the signature(s) on the Election Form must be guaranteed by an Eligible Institution (defined in B.6 below), and any certificate(s) representing such shares must be accompanied by appropriate signed stock power(s), and the signature(s) appearing on such stock power(s) must also be guaranteed by an Eligible Institution (defined in B.6 below). Please also complete the SPECIAL PAYMENT AND DELIVERY FORM that is part of the Election Form.

3.	Stock Transfer Taxes. It will be a condition to the issuance of any check or shares of Class A common stock in any name(s) other than the name(s) in which the shares of Carmike common stock is (are) registered that the person(s) requesting the issuance of such check or shares of AMC Class A common stock either pay to the Exchange Agent any transfer or other taxes required by reason of such issuance, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

4.	Special Delivery Instructions. If checks or certificates representing shares of AMC Class A common stock are to be delivered to someone other than the registered holder(s), or to the registered holder(s) at an address other than that appearing on the Election Form, please complete the Special Delivery Instructions box located on the SPECIAL PAYMENT AND DELIVERY FORM that is part of the Election Form.

5.	Lost Certificate. If your certificate(s) representing shares of Carmike common stock has (have) been lost, stolen or destroyed, contact the Transfer Agent, American Stock Transfer prior to submitting the Election Form.

6.	Guarantee of Signatures. No signature guarantee is required on this Election Form if (a)(i) the Election Form is signed by the registered holder(s) (including any participant in the book-entry transfer facility’s systems whose name appears on a security position listing as the owner of such shares) of shares surrendered with this Election Form and (ii) such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment and Issuance Instructions” on the SPECIAL PAYMENT AND DELIVERY FORM; or (b) such shares are surrendered for the account of a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents’ Medallion Program (each, an “Eligible Institution”). In all other cases, all signatures must be guaranteed by an Eligible Institution.

7.	Book-entry Shares. Your shares of Carmike common stock that have been issued through Carmike’s direct registration service program, an electronic, book-entry system that records stock ownership in place of traditional stock certificates, still require you to complete and deliver the Election Form should you wish to participate in the election.

8.	Notice of Guaranteed Delivery. If your Carmike stock certificate(s) cannot be delivered to the Exchange Agent by the Election Deadline or the procedure for book entry transfer to the Exchange Agent’s account at The Depository Trust Company cannot be completed prior to the Election Deadline, you may still submit an election by properly completing and duly executing the enclosed Notice of Guaranteed Delivery and returning it, along with this Election Form, to the Exchange Agent prior to the Election Deadline.

FREQUENTLY ASKED QUESTIONS

1.	Why have I been sent an Election Form and Letter of Transmittal?

This Election Form and Letter of Transmittal is being delivered in connection with the Amended and Restated Agreement and Plan of Merger, dated July 24, 2016 (the “Merger Agreement”), by and among Carmike Cinemas, Inc. (“Carmike”), AMC Entertainment Holdings, Inc. (“AMC”) and Congress Merger Subsidiary, Inc., a wholly owned subsidiary of AMC (“Merger Sub”), pursuant to which Merger Sub will merge with and into Carmike (the “Merger”).

You are receiving this Election Form and Letter of Transmittal because you own shares of Carmike common stock. This Election Form permits you to make an election as to the type of consideration (cash and/or AMC Class A common stock) that you wish to receive in connection with the Merger. This Election Form may be used to make an election with respect to shares of Carmike common stock that you hold, as listed on the first page of this Election Form.

At your election, you will have the right to receive the Cash Consideration, without interest or the Stock Consideration, less any applicable withholding taxes, for each share of Carmike common stock you own, subject to proration so that 70% of the total number of shares of Carmike common stock issued and outstanding at the effective time of the Merger (excluding any excluded shares) will be converted into cash and 30% of the Carmike shares will be converted into shares of AMC Class A common stock. AMC has filed a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”) to register the shares of AMC common stock that will be issued to stockholders of Carmike in connection with the Merger. The Registration Statement includes the Proxy Statement/Prospectus regarding the Merger. A copy of the Proxy Statement/Prospectus is included with this Election Form. YOU ARE URGED TO READ THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS (AND ANY OTHER DOCUMENTS FILED WITH THE SEC BY AMC OR CARMIKE OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT/PROSPECTUS) BECAUSE SUCH DOCUMENTS CONTAIN IMPORTANT INFORMATION REGARDING THE MERGER. You may obtain free copies of the Proxy Statement/Prospectus and other relevant documents filed by AMC or Carmike with the SEC from the SEC’s website at www.sec.gov, AMC’s website at www.investor.amctheatres.com or Carmike’s website at http://www.carmikeinvestors.com/ or from the Information Agent.

Because elections are subject to proration as described below, you may receive some shares of AMC Class A common stock, rather than cash, even if you elected to receive cash with respect to all your shares of Carmike common stock (and vice versa).

2.	What is the Election Form and Letter of Transmittal?

The Election Form and Letter of Transmittal does two things. First, it lets us know your preferred form of payment for your shares of Carmike common stock. Second, it allows you to surrender your share certificate(s) (if applicable) in order to receive payment for the shares of Carmike common stock that you own.

3.	How do I complete the Election Form and Letter of Transmittal?

Instructions for completing the Election Form and Letter of Transmittal are set forth above.

When completed, please sign and date the Election Form and Letter of Transmittal and send it to the Exchange Agent in the enclosed envelope along with your share certificate(s) (if applicable) so that you can make your election as to the type of consideration that you wish to receive in connection with the Merger, or make no election with respect thereof. Please see Question 15 for important information concerning the transmittal of your Election Form and Letter of Transmittal to the Exchange Agent. Please note that if your shares are held jointly, signatures of both owners are required.

Consistent with the terms of the Merger Agreement, the Election Form and Letter of Transmittal authorizes the Exchange Agent to take all actions necessary to accomplish the delivery of the shares of AMC Class A common stock and/or cash in exchange for your shares of Carmike common stock.

Please return your share certificate(s) (if applicable) along with the Election Form and Letter of Transmittal in the enclosed envelope.

4.	How do I make an election if my Carmike shares are held in “street name” by my bank, brokerage firm or other nominee?

If you hold your Carmike common stock in “street name” through a bank, brokerage firm or other nominee, referred to as a “nominee,” you should instruct such nominee what election to make on your behalf by carefully following the instructions that you will receive from your nominee. An election will not be made on your behalf absent your instructions. You may be subject to an earlier deadline for making your election. Please contact your nominee with any questions.

5.	What is the deadline for making an election?

To be effective, a properly Common stock completed Election Form and Letter of Transmittal (an “Election Form”) must be received by Computershare, the Exchange Agent, no later than 5:00 p.m., Eastern Daylight Time, on the fifth business day prior to the closing of the merger, unless extended (the “Election Deadline”). The Election Deadline could be as early as November 30, although the Election Deadline is based on the closing of the Merger, which remains subject to various conditions, including, among other things, receipt of the requisite approval of stockholders of Carmike and the receipt of regulatory approvals as provided for in the Merger Agreement. There can be no assurance as to the timing of the closing of the Merger or as to whether the Merger will be approved by stockholders of Carmike or as to whether the required regulatory approvals will be received. AMC and Carmike will publicly announce the Election Deadline and any extensions of the Election Deadline in a press release, on their websites and in a filing with the SEC. Holders of shares of Carmike common stock who hold such shares in certificated form must also include with their completed Election Form the certificate(s) representing all their shares of Carmike common stock to which the Election Form relates. Holders of shares of Carmike common stock who hold such shares in electronic, book-entry form do not need to include any certificate(s) and simply need to return the completed Election Form. Holders of Carmike common stock who do not properly and timely make an election as provided in the preceding sentences or who properly and timely revoke a prior election will be considered a Non-Electing Stockholder. See Instruction A.7 above. You understand and acknowledge that you will not receive the merger consideration unless and until the Merger is complete and the Exchange Agent has received from you all necessary documentation.

6.	What if I do not send a form of election or it is not received?

If the Exchange Agent does not receive a properly completed Election Form and Letter of Transmittal from you at or prior to the Election Deadline (together with any stock certificates representing the shares of Carmike common stock covered by your election or a Notice of Guaranteed Delivery as described above), then you will be deemed to have made a non-election with respect to your shares of Carmike common stock. As such, the merger consideration you receive will depend on the extent to which the stock election is oversubscribed or undersubscribed, and you could receive all stock, all cash or a mix of stock and cash depending on the elections that are made. You bear the risk of proper and timely delivery of all the materials that you are required to submit to the exchange agent in order to properly make an election.

If you fail to make a valid election for any reason, you will be deemed to be a Non-Electing Stockholder and will have no control over the type of merger consideration that you receive with respect to your shares of Carmike Common Stock. The type of per share merger consideration a Non-Electing Stockholder receives will depend on the extent to which the stock election is oversubscribed or undersubscribed, and these non-election stockholders could receive all stock, all cash or a mix of stock and cash depending on the elections that are made.

7.	What does it mean if I receive more than one set of election materials?

You may receive additional Election Forms with respect to shares of Carmike common stock held by you in another manner or in another name or with respect to equity awards you hold (if any). For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of election materials. You must complete, sign, date and return all of the Election Forms or follow the instructions for any alternative election procedure on each Election Form you receive in order to make an election for all of the shares you own. Each Election Form you receive comes with its own prepaid return envelope; make sure you return each Election Form in the return envelope that accompanies that Election Form.

8.	Can I change my election after my Election Form and Letter of Transmittal has been submitted?

Yes. A holder of shares of Carmike common stock who has made an election may at any time prior to the Election Deadline change such election by submitting to the Exchange Agent a revised Election Form, properly completed and signed, that is received by the Exchange Agent prior to the Election Deadline.

9.	Am I guaranteed to receive what I ask for on the Election Form?

No. Your election is subject to proration, adjustment and certain limitations as set forth in the Merger Agreement. If you make a stock election and the stock election is oversubscribed, then you will receive a portion of the merger consideration in cash. Similarly, if you make a cash election and the stock election is undersubscribed, then you will receive a portion of the merger consideration in AMC Class A common stock. Accordingly, you may not receive exactly the type of consideration that you elect to receive. You instead will receive a mix of stock and cash calculated based on (i) the number of Carmike common shares making each type of election and (ii) the requirement under the Merger Agreement that 70% of the total shares held by all Carmike stockholders are converted into cash and 30% of the total shares held by all Carmike stockholders are converted into shares of AMC Class A common stock.

        Assuming that the total number of shares of Carmike common stock issued and outstanding and subject to proration as of the effective time of the Merger is 25,000,000, if holders of 7,500,000 shares of Carmike common stock elect to receive the stock consideration and the holders of the remaining 17,500,000 shares of Carmike common stock elect to receive the cash consideration, then no proration will be necessary. Otherwise, the following examples illustrate the mechanics of proration if the shares of AMC Class A common stock are either oversubscribed or undersubscribed to ensure that in either case, 70% of the total number of shares Carmike common stock issued and outstanding at the effective time are converted into cash and 30% of the Carmike common shares will be converted into shares of AMC Class A common stock.

Oversubscription of Stock Election Example. Assuming that the total number of shares of Carmike common stock outstanding and subject to proration as of the effective time of the Merger is 25,000,000, if in connection with the Merger, Carmike stockholders elect to receive, in aggregate, stock consideration with respect to 9,000,000 shares of Carmike common stock and cash consideration with respect to 16,000,000 shares of Carmike common stock, then (i) all holders of Carmike common stock electing to receive the cash consideration and all holders of Carmike common stock not making an election will have their shares converted into the right to receive the cash consideration and (ii) all holders of Carmike common stock electing to receive AMC Class A common stock will receive stock consideration with respect to a percentage of such shares determined by the fraction of 7,500,000/9,000,000, or 83.33%, and will receive the cash consideration with respect to the remaining 16.67% of their shares of Carmike common stock.

Undersubscription of Stock Election Example. If in connection with the Merger, Carmike stockholders elect to receive stock consideration with respect to less than 30% of the outstanding shares of Carmike common stock, (i) all holders of Carmike common stock electing to receive stock consideration will have their shares converted into the right to receive the stock consideration and (ii) those Carmike stockholders who elected to receive cash consideration or who have made no election will be treated in the following manner, depending on whether the number of shares held by Carmike stockholders who have made no election is sufficient to make up the shortfall in the number of shares required to reach 30% of the total number of Carmike common stock outstanding:

(a)	Assuming that the total number of shares of Carmike common stock outstanding and subject to proration as of the effective time of the Merger is 25,000,000, if in connection with the merger, Carmike stockholders elect to receive, in the aggregate, cash consideration with respect to 16,000,000 shares of Carmike common stock and stock consideration with respect to 1,000,000 shares of Carmike common stock, and Carmike stockholders fail to make an election or make a non-election with respect to 8,000,000 shares of Carmike common stock, then:

•	all holders of Carmike common stock electing to receive the cash consideration will receive such cash consideration;

•	all holders of Carmike common stock electing to receive the stock consideration will receive such stock consideration; and

•	all holders of Carmike common stock failing to make an election or making a non-election will receive stock consideration with respect to a percentage of such shares determined by a fraction of 6,500,000/8,000,000, or 81.25%, and will receive cash consideration with respect to the remaining 18.75% of their shares of Carmike common stock; and

(b)	Assuming that the total number of shares of Carmike common stock outstanding and subject to proration as of the effective time of the Merger is 25,000,000, if in connection with the Merger, Carmike stockholders elect to receive, in the aggregate, cash consideration with respect to 18,000,000 shares of Carmike common stock and stock consideration with respect to 1,000,000 shares of Carmike common stock, and Carmike stockholders fail to make an election or make a non-election with respect to 6,000,000 shares of Carmike common stock, then:

•	all holders of Carmike common stock failing to make an election or making a non-election will receive stock consideration;

•	all holders of Carmike common stock electing to receive the stock consideration will receive such stock consideration; and

•	all holders of Carmike common stock electing to receive the cash consideration will receive stock consideration with respect to such number of their shares determined by multiplying the number of shares for which such holder has elected to receive cash consideration by a fraction of 500,000/18,000,000, or 2.78%, and will receive cash consideration with respect to the remaining 97.22% of their shares of Carmike common stock.

10.	What happens if I am eligible to receive a fraction of a share of AMC Class A common stock as part of the merger consideration?

If the aggregate number of shares of AMC Class A common stock that you are entitled to receive as part of the merger consideration includes a fraction of a share of AMC Class A common stock, you will receive cash in lieu of that fractional share.

11.	If the merger is completed, how will I receive the merger consideration for my shares?

If you are the record holder of your shares of Carmike common stock, after receiving the proper documentation from you and determining the proper allocations of cash and stock consideration to be paid or issued to Carmike stockholders, the Exchange Agent will forward to you a bank check for the cash to which you are entitled, less any adjustments required by the terms of the Merger Agreement and all applicable tax withholdings and, for any AMC Class A common stock to which you are entitled, the Exchange Agent will provide you with a Computershare account number, credit your account with the appropriate number of book-entry shares and mail you a Direct Registration Statement, in each case, shortly after closing. If your shares of Carmike common stock are held in “street name” by your bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee as to how to submit a form of election and how to effect the surrender of your “street name” shares in order to receive the applicable consideration for those shares. Please contact your nominee for information on how you will receive the merger consideration.

12.	What happens if I sell or transfer my shares of Carmike common stock after I have made an election?

If you are the record holder and you transfer your shares of Carmike common stock after you have properly made an election, such transfer will automatically revoke such prior election. If your shares of Carmike common stock are held through a bank, broker or other nominee, you must contact your broker to revoke your election and effect such transfer.

13.	What if I cannot locate my share certificate(s)?

If your certificate(s) representing shares of Carmike common stock has (have) been lost, stolen or destroyed, contact the Transfer Agent, American Stock Transfer & Trust Company, LLC at 800-937-5449 prior to submitting the Election Form.

14.	What are the tax consequences associated with each of the election options?

If you are a U.S. holder and your shares of Carmike common stock are converted into the right to receive the merger consideration, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the sum of the amount of any cash received, plus the fair market value (determined as of the closing date of the merger) of any shares of AMC Class A common stock received, with respect to such block of shares of Carmike common stock and (ii) your adjusted tax basis in such block of shares of Carmike common stock. The exchange of shares of Carmike common stock for cash and/or AMC Class A common stock pursuant to the merger will generally not result in a non-U.S. holder (as defined in “Proposal 1: Adoption of the Amended and Restated Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 100 of the Proxy Statement/Prospectus) being subject to U.S. federal income tax unless the non-U.S. holder has certain connections to the United States. You should read “Proposal 1: Adoption of the Amended and Restated Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 100 of the Proxy Statement/Prospectus for a more detailed discussion of the U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders. You should also consult your tax advisor for a complete analysis of the particular tax consequences of the merger to you, including the applicability and effect of any U.S. federal, state and local and non-U.S. tax laws.

15.	How should I send in my signed documents and share certificates?

Your election materials may be sent to the Exchange Agent at one of the addresses provided below. Please ensure sufficient time so that the election materials are actually received by the Exchange Agent on or prior to the Election Deadline.

If delivering by U.S. mail:	If delivering by courier:
Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions	c/o Voluntary Corporation Actions
P.O. Box 43011	250 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021

By signing and delivering this Election Form and surrendering the certificate(s) of Carmike common stock herewith delivered to the Exchange Agent, the undersigned hereby forever waives any and all rights of appraisal and any dissenters’ rights to which the undersigned may have been entitled pursuant to Section 262 of the Delaware General Corporation Law with respect to the transactions contemplated by the Merger Agreement and withdraws any and all written objections to the transactions contemplated thereby and/or demands for appraisal, if any, with respect to the shares of Carmike common stock.

Do not send your election materials to AMC, Carmike or Georgeson Inc. in its capacity as the Information Agent, because they will not be forwarded to the Exchange Agent, and your election will be invalid. The method of delivery is at the option and risk of the electing stockholder. Registered mail, appropriately insured, with return receipt requested, is suggested. Delivery shall be effected, and risk of loss and title will pass, only upon proper delivery of the certificate(s) to the Exchange Agent.

16.	Will there be any fees associated with the exchange of my shares for the merger consideration?

There will not be any fees associated with the exchange, except in certain limited circumstances, unless you need to replace lost, stolen or destroyed share certificate(s) or request a check or certificate representing shares of Carmike common stock in a name(s) other than your name.

17.	How do I change my address on the Election Form and Letter of Transmittal?

Mark through any incorrect address information that is printed on the front of the Election Form and Letter of Transmittal. Clearly print the correct address in the area beside the printed information. If you would like to receive your payment at a different address from that imprinted on the front of the Election Form and Letter of Transmittal, please complete the Special Delivery Instructions box located on the SPECIAL PAYMENT AND DELIVERY FORM that is part of the Election Form.

18.	What do I do if I want part or all of the merger consideration paid or issued to someone else?

If checks are to be payable or shares of AMC Class A common stock are to be issued to the order of or registered in other than exactly the name(s) that appears(s) on the Election Form, the signature(s) on the Election Form must be guaranteed by an Eligible Institution (defined in Instruction B.6 above), and any certificate(s) representing such shares must be accompanied by appropriate signed stock power(s), and the signature(s) appearing on such stock power(s) must also be guaranteed by an Eligible Institution. Please also complete the SPECIAL PAYMENT AND DELIVERY FORM that is part of the Election Form.

19.	Who do I call if I have additional questions?

You may contact the Information Agent toll free at 866-695-6078.

NOTICE OF GUARANTEED DELIVERY

OF

SHARES OF COMMON STOCK OF CARMIKE CINEMAS, INC.

You have received an Election Form and Letter of Transmittal (the “Election Form”) pursuant to which you may make an election with respect to the type of consideration you would like to receive in connection with the merger of Congress Merger Subsidiary, Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of the AMC Entertainment Holdings, Inc. (“AMC”), with and into Carmike Cinemas, Inc. (“Carmike”) pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of July 24, 2016 (the “Merger Agreement”), by and among Carmike, AMC, and Merger Sub.

This form, or one substantially similar hereto, must be submitted with a properly completed and duly executed Election Form in order to make a valid election if:

1.	The certificate(s) for the shares of common stock of Carmike are not immediately available;

2.	Time will not permit the Election Form and other required documents, if any, to be delivered to the Exchange Agent on or before the Election Deadline; or

3.	The procedures for book-entry transfer cannot be completed on or before the Election Deadline.

This form and the Election Form must be received by the Exchange Agent before the Election Deadline, which could be as early as 5:00 p.m. Eastern Daylight Time on November 30, 2016, unless extended. AMC and Carmike will publicly announce the Election Deadline and any extensions of the Election Deadline in a press release, on their websites and in a filing with the SEC. The Election Deadline is based on the closing of the transactions contemplated by the Merger Agreement, which remains subject to various conditions, including, among other things, receipt of the requisite approval of stockholders of Carmike and the receipt of regulatory approvals as provided for in the Merger Agreement. There can be no assurance as to the timing of the closing of the merger or as to whether the Merger Agreement will be approved by stockholders of Carmike or as to whether the required regulatory approvals will be received.

The Exchange Agent is:

Computershare Trust Company, N.A.

If delivering by U.S. mail:	If delivering by courier:

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions	c/o Voluntary Corporation Actions
P.O. Box 43011	250 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021

Delivery of this form to an address other than as set forth above will not constitute a valid delivery.

This Notice of Guaranteed Delivery is not to be used to guarantee signatures, if a signature on the Election Form is required to be guaranteed by an eligible institution under the instructions thereto, such signature guarantee must appear in the applicable space provided on the Election Form.

If you have any questions regarding these materials, you should contact Georgeson Inc., the Information Agent, at (866) 695-6078.

The undersigned hereby surrenders to the Exchange Agent, upon the terms and subject to the conditions set forth in the Merger Agreement, the Proxy Statement/Prospectus, dated as of October 11, 2016, related thereto, and the related Election Form (including the instructions thereto), receipt of which are hereby acknowledged, the number of shares of Carmike common stock set forth below (the “Shares”).

The undersigned hereby acknowledges that if the Shares are not delivered to the Exchange Agent by 5:00 p.m. Eastern Daylight Time on the third trading day after the Election Deadline, the election with respect to those Shares, as set forth on the undersigned’s Election Form, will not be valid and the holders of such Shares will be deemed to be a Non-Electing Stockholder (as described in the Election Form).

ELECTION OPTIONS*

ALL STOCK ELECTION (1.0819 shares of AMC Class A common stock (plus cash in lieu of any fractional shares) for EACH share of Carmike common stock (the “Stock Consideration”))

☐	Mark this box to elect to make a stock election with respect to ALL of your Carmike shares.

ALL CASH ELECTION (cash having a value per share equal to $33.06 for EACH share of Carmike common stock (the “Cash Consideration”))

☐	Mark this box to elect to make a cash election with respect to ALL of your Carmike shares

MIXED ELECTION (Stock Consideration for some of your shares of Carmike common stock and Cash Consideration for the remainder of your shares of Carmike common stock)

☐	Mark this box to elect to make a mixed election with respect to a portion of your Carmike common stock (1.0819 shares of AMC Class A common stock (plus cash in lieu of any fractional shares for each such share of Carmike common stock and a cash election with respect to the remainder of your Carmike common stock (cash having a value of $33.06 per share). Please fill in the blank below to designate the number of whole shares of Carmike common stock that you want converted into the right to receive Stock Consideration. If you designate a number of shares greater than the total number of shares listed on the first page of the Election Form, you will be deemed to have made an ALL STOCK ELECTION.

                 Shares

*	If this form and any Election Form are inconsistent, the Election Form will control.

Number of Shares Surrendered:

Certificate Number(s) (if available):

☐ Check Box if Shares Will Be Delivered by Book-Entry Transfer

DTC Account Number:

Name(s) of Record Holder(s):

Address:

2

Telephone Number: ( )

Social Security Number or Employer Identification Number:

Dated:

Signature(s)

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GUARANTEE

The undersigned, a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office, branch or agency in the United States, hereby guarantees to deliver to the Exchange Agent certificates or book-entry shares representing the shares of Carmike common stock surrendered hereby, in proper form for transfer (or surrender shares pursuant to the procedure for book-entry transfer into the Exchange Agent’s account at The Depository Trust Company), together with (i) a properly completed and duly executed Election Form (or facsimile thereof) with any required signature guarantees, and (ii) any other required document, by 5:00 p.m. Eastern Daylight Time on the third trading day after the Election Deadline.

Name of Firm:

Address:

Telephone Number: ( )

    (Authorized Signature)

Name:

Title:

Dated:

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